Exhibit 99.1

Regions Reports Earnings of $549 Million and EPS of $0.64 in 2Q 2026

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 17, 2026 - Regions Financial Corp. (NYSE:RF) today reported second quarter 2026 earnings of $549 million and diluted EPS of $0.64. On an adjusted basis, earnings(1) were $583 million, with diluted EPS(1) of $0.68. Total revenue remained relatively stable while diluted EPS increased 8 percent compared to second quarter of 2025. Adjusted total revenue(1) increased 2 percent, and adjusted diluted EPS(1) increased 13 percent compared to second quarter of 2025.

Financial Highlights			Soundness
	Quarter Ended

•Low-cost deposit base continued to deliver peer-leading interest-bearing deposit costs of 1.69% in 2Q26

•Robust capital with CET1 of 10.7% (9.5% inclusive of AOCI(1)) supported by strong organic capital generation

•Annualized net charge-offs decreased 12 bps QoQ to 42 bps; business services criticized loans and NPLs also decreased QoQ while ACL/NPLs increased to 241%

($ amounts in millions, except per share data)	2Q26	1Q26
Earnings Summary
Net income	$570	$559
Net income available to common shareholders	549	539
Adj. net income avail. to common shareholders(1)	583	539
Diluted earnings per common share	0.64	0.62
Adj. diluted earnings per common share(1)	0.68	0.62	Profitability
Balance Sheet Summary

•Best-in-class hedging program creates a mostly neutral short-term interest rate position and supports a top-quartile 2Q26 NIM of 3.66%

•Regions continues to generate top-quartile returns vs its peer group; 2Q26 reported ROATCE of 19% and adjusted ROATCE(1) of 20%

•Expenses remained well-controlled; supporting self-funding of growth initiatives

Average loans, net of unearned income	$98,722	$96,423
Average deposits	130,691	130,234
Credit Quality
Allowance for credit losses ratio	1.63%	1.68%
Net charge-offs / average loans*	0.42	0.54
Selected Ratios
Return on average assets*	1.42%	1.42%	Growth
Return on average common equity*	12.73	12.35

•Net income grew 2% and diluted EPS 3% QoQ; Adj. net income grew 8% and adj. diluted EPS 10%(1)

•2Q26 average loans increased 2% while ending loans increased 1% vs 1Q26; growth driven primarily by high-quality, broad-based C&I loans

•2Q26 reflects another record quarter of Wealth Management income (5th in the last 6 quarters)

•Expanding municipal finance expertise and long-term growth opportunities within capital markets through the 7/1/2026 acquisition of The Frazer Lanier Company

Return on avg. tangible common equity*(1)	19.01	18.26
Adj. return on avg. tangible common equity*(1)	20.18	18.26
Net interest margin (FTE)*	3.66	3.67
Efficiency ratio	58.3	56.6
Adjusted efficiency ratio(1)	56.9	56.6
Common equity Tier 1 ratio(2)	10.7	10.7
Common equity Tier 1 ratio (incl. AOCI)(1)(2)	9.5	9.4
Effective Tax Rate	20.7	21.6

*Annualized
(1) Non-GAAP; refer to reconciliations in the financial supplement to this earnings release included as Exhibit 99.2 to the company's Current Report on Form 8-K that was furnished to the Securities and Exchange Commission ("SEC") on Jul. 17, 2026. (2) Current quarter is estimated.

John Turner, Chairman, President and CEO of Regions Financial Corp.
"Strategic execution and solid delivery define our results for the second quarter. And, together, they're giving Regions clear momentum going into the second half of the year. As our markets grow, Regions Bank is focused on leveraging every opportunity to illustrate the Regions difference to more consumers, businesses, Wealth Management clients, and homeowners. We have a solid value proposition. We know the needs and opportunities in our markets based on the depth of our local experience. And we have not only the historical commitment, but also the forward-leaning investments in technology and innovation that we believe position us to compete and grow effectively. The foundation for our growth - including focusing on what we can control, operating to the highest standards, and keeping the customer first - hasn't changed. As we expand our capabilities and grow our talented group of bankers, that foundation is stronger than ever before and will serve us well in the years to come."

Total revenue

	Quarter Ended
($ amounts in millions)	6/30/2026	3/31/2026	6/30/2025	2Q26 vs. 1Q26		2Q26 vs. 2Q25
Net interest income	$1,277	$1,248	$1,259	$29	2.3%	$18	1.4%
Taxable equivalent adjustment	14	13	12	1	7.7%	2	16.7%
Net interest income, taxable equivalent basis	$1,291	$1,261	$1,271	$30	2.4%	$20	1.6%
Net interest margin (FTE)*	3.66%	3.67%	3.65%

Non-interest income:
Service charges on deposit accounts	$167	$163	$151	$4	2.5%	$16	10.6%
Card and ATM fees	126	117	125	9	7.7%	1	0.8%
Wealth management income	150	141	133	9	6.4%	17	12.8%
Capital markets income	84	84	83	—	—%	1	1.2%
Mortgage income	33	32	48	1	3.1%	(15)	(31.3)%
Commercial credit fee income	28	30	29	(2)	(6.7)%	(1)	(3.4)%
BOLI income	24	30	24	(6)	(20.0)%	—	—%
Market value adjustments on employee benefit assets**	24	(5)	16	29	NM	8	50.0%
Securities gains (losses), net	(41)	(3)	(1)	(38)	NM	(40)	NM
Other miscellaneous income	35	36	38	(1)	(2.8)%	(3)	(7.9)%
Non-interest income	$630	$625	$646	$5	0.8%	$(16)	(2.5)%

Adjusted non-interest income (non-GAAP)(1)	$670	$625	$646	$45	7.2%	$24	3.7%

Total revenue	$1,907	$1,873	$1,905	$34	1.8%	$2	0.1%

Adjusted total revenue (non-GAAP)(1)	$1,947	$1,873	$1,905	$74	4.0%	$42	2.2%

NM - Not Meaningful
* Annualized
** These market value adjustments relate to assets held for employee and director benefits that are effectively offset within salaries and employee benefits and other non-interest expense.

Total revenue increased 2 percent on a reported basis and 4 percent on an adjusted basis(1) compared to the first quarter of 2026. Net interest income increased 2 percent driven primarily by average loan growth, fixed-rate asset turnover, one additional day in the quarter and continued prudent management of deposit costs. Net interest margin decreased 1 basis point to 3.66 percent. While loan growth and one additional day benefit net interest income, they reduce the net interest margin.

Non-interest income increased 1 percent on a reported basis and 7 percent on an adjusted basis(1) during the second quarter, with the variance attributable to a $40 million securities repositioning loss. Wealth management income increased 6 percent in the second quarter to a new record level attributable primarily to higher production and favorable market conditions. Card and ATM fees increased 8 percent due primarily to seasonally higher transaction volumes. Service charges and mortgage income increased 2 percent and 3 percent, respectively. Market value adjustments for employee benefit assets increased $29 million during the quarter but are effectively offset in non-interest expense.

Non-interest expense

	Quarter Ended
($ amounts in millions)	6/30/2026	3/31/2026	6/30/2025	2Q26 vs. 1Q26		2Q26 vs. 2Q25
Salaries and employee benefits	$697	$659	$658	$38	5.8%	$39	5.9%
Equipment and software expense	107	108	104	(1)	(0.9)%	3	2.9%
Net occupancy expense	73	72	72	1	1.4%	1	1.4%
Outside services	47	42	39	5	11.9%	8	20.5%
Marketing	28	29	26	(1)	(3.4)%	2	7.7%
Professional, legal and regulatory expenses	28	28	28	—	—%	—	—%
Credit/checkcard expenses	16	14	16	2	14.3%	—	—%
FDIC insurance assessments	17	19	20	(2)	(10.5)%	(3)	(15.0)%
Visa class B shares expense	2	1	4	1	100.0%	(2)	(50.0)%
Operational losses	8	10	13	(2)	(20.0)%	(5)	(38.5)%
Branch consolidation, property and equipment charges	5	—	—	5	NM	5	NM
Other miscellaneous expenses	93	86	93	7	8.1%	—	—%
Non-interest expense	$1,121	$1,068	$1,073	$53	5.0%	$48	4.5%
Adjusted non-interest expense (non-GAAP)(1)	$1,116	$1,068	$1,073	$48	4.5%	$43	4.0%

Salaries and Employee Benefits Expense

	Quarter Ended
($ amounts in millions)	6/30/2026	3/31/2026	6/30/2025	2Q26 vs. 1Q26		2Q26 vs. 2Q25
Salaries and employee benefits	$697	$659	$658	$38	5.8%	$39	5.9%
Less: Market value adjustments on supplemental 401(k) liabilities*	24	(4)	16	28	NM	8	50.0%
Salaries and employee benefits less market value adjustments on employee benefit liabilities	$673	$663	$642	$10	1.5%	$31	4.8%

NM - Not Meaningful
* The company holds assets in order to effectively offset the market value adjustments on supplemental 401(k) liabilities and the market value adjustments on those assets are recorded in non-interest income.

Non-interest expenses increased 5 percent on a reported and 4 percent on an adjusted basis(1) compared to the first quarter of 2026. Salaries and benefits increased 6 percent as elevated market value adjustments for supplemental employee benefit liabilities, higher revenue-based incentives, two additional months' impact of associate merit increases, and one additional day were partially offset by seasonal decreases in payroll taxes and 401(k) contributions. Outside services increased 12 percent primarily attributable to the timing and volume of services performed. FDIC insurance assessments decreased 11 percent attributable to the unsecured debt adjustment tied to the company's debt issuance during the quarter. The company's second quarter efficiency ratio was 58.3 percent on a reported basis and 56.9 percent on an adjusted basis(1).

Loans

	Average Balances

($ amounts in millions, net of unearned income)	2Q26	1Q26	2Q25	2Q26 vs. 1Q26		2Q26 vs. 2Q25
Commercial and industrial	$51,504	$49,572	$49,033	$1,932	3.9%	$2,471	5.0%
Commercial real estate—owner-occupied	5,342	5,146	5,170	196	3.8%	172	3.3%
Investor real estate	9,789	9,327	9,009	462	5.0%	780	8.7%
Business Lending	66,635	64,045	63,212	2,590	4.0%	3,423	5.4%
Residential first mortgage	19,551	19,674	19,992	(123)	(0.6)%	(441)	(2.2)%
Home equity	5,496	5,514	5,525	(18)	(0.3)%	(29)	(0.5)%
Consumer credit card	1,474	1,473	1,397	1	0.1%	77	5.5%
Other consumer*	5,566	5,717	5,951	(151)	(2.6)%	(385)	(6.5)%
Consumer Lending	32,087	32,378	32,865	(291)	(0.9)%	(778)	(2.4)%
Total Loans	$98,722	$96,423	$96,077	$2,299	2.4%	$2,645	2.8%

	Ending Balances
				6/30/2026		6/30/2026
($ amounts in millions, net of unearned income)	6/30/2026	3/31/2026	6/30/2025	vs. 3/31/2026		vs. 6/30/2025
Commercial and industrial	$51,841	$50,824	$49,586	$1,017	2.0%	$2,255	4.5%
Commercial real estate—owner-occupied	5,394	5,265	5,165	129	2.5%	229	4.4%
Investor real estate	9,969	9,644	9,098	325	3.4%	871	9.6%
Business Lending	67,204	65,733	63,849	1,471	2.2%	3,355	5.3%
Residential first mortgage	19,498	19,621	20,020	(123)	(0.6)%	(522)	(2.6)%
Home equity	5,504	5,497	5,536	7	0.1%	(32)	(0.6)%
Consumer credit card	1,498	1,472	1,415	26	1.8%	83	5.9%
Other consumer*	5,496	5,603	5,903	(107)	(1.9)%	(407)	(6.9)%
Consumer Lending	31,996	32,193	32,874	(197)	(0.6)%	(878)	(2.7)%
Total Loans	$99,200	$97,926	$96,723	$1,274	1.3%	$2,477	2.6%

NM - Not meaningful.
*    Other consumer loans includes Regions' Home Improvement Financing portfolio.

Average loans increased 2 percent while ending loans increased 1 percent compared to the prior quarter. Average business loans increased 4 percent during the quarter while average consumer loans decreased 1 percent. Growth was driven by broad-based C&I lending categories including power and utilities, manufacturing, government and public sector and retail trade. Investor real estate delivered solid growth during the quarter, driven by strong production and increased bridge-financing activity within the multifamily sector, as elevated long-term interest rates have slowed permanent financing. Loan growth remained high quality, with investment grade credits representing more than half of new balances.

Deposits

	Average Balances

($ amounts in millions)	2Q26	1Q26	2Q25	2Q26 vs. 1Q26		2Q26 vs. 2Q25
Total interest-bearing deposits	$90,953	$91,074	$89,888	$(121)	(0.1)%	$1,065	1.2%
Non-interest-bearing deposits	39,738	39,160	39,556	578	1.5%	182	0.5%
Total Deposits	$130,691	$130,234	$129,444	$457	0.4%	$1,247	1.0%

($ amounts in millions)	2Q26	1Q26	2Q25	2Q26 vs. 1Q26		2Q26 vs. 2Q25
Consumer Bank Segment	$80,624	$79,599	$79,912	$1,025	1.3%	$712	0.9%
Corporate Bank Segment	40,106	40,707	39,234	(601)	(1.5)%	872	2.2%
Wealth Management Segment	7,594	7,777	7,324	(183)	(2.4)%	270	3.7%
Other*	2,367	2,151	2,974	216	10.0%	(607)	(20.4)%
Total Deposits	$130,691	$130,234	$129,444	$457	0.4%	$1,247	1.0%

	End of Period Deposits
				6/30/2026		6/30/2026
($ amounts in millions)	6/30/2026	3/31/2026	6/30/2025	vs. 3/31/2026		vs. 6/30/2025
Consumer Bank Segment	$80,972	$81,271	$79,953	$(299)	(0.4)%	$1,019	1.3%
Corporate Bank Segment	39,952	40,574	40,101	(622)	(1.5)%	(149)	(0.4)%
Wealth Management Segment	7,466	7,750	7,352	(284)	(3.7)%	114	1.6%
Other*	2,320	2,285	3,513	35	1.5%	(1,193)	(34.0)%
Total Deposits	$130,710	$131,880	$130,919	$(1,170)	(0.9)%	$(209)	(0.2)%

NM - Not meaningful.
*Other deposits represent non-customer balances primarily consisting of wholesale funding (for example, selected deposits and brokered time deposits) and additional wholesale funding arrangements.

The company's deposit base continues to be a source of strength and an industry differentiator in liquidity and margin performance. Average deposits grew modestly while ending deposits decreased 1 percent during the quarter. Average consumer deposits increased 1 percent, while average corporate and wealth deposits declined 1 percent and 2 percent, respectively.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	6/30/2026	3/31/2026	6/30/2025
Allowance for credit losses (ACL) at period end	$1,613	$1,647	$1,743
ACL/Loans, net	1.63%	1.68%	1.80%
Business criticized loans to total business loans	5.01%	5.15%	7.22%
Allowance for credit losses to non-performing loans, excluding loans held for sale	241%	238%	225%
Provision for credit losses	$68	$91	$126
Net loans charged-off	$102	$130	$113
Net loans charged-off as a % of average loans, annualized	0.42%	0.54%	0.47%
Non-performing loans, excluding loans held for sale/Loans, net	0.67%	0.71%	0.80%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.69%	0.73%	0.84%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	0.85%	0.90%	1.01%
Total Criticized Loans—Business Services**	$3,370	$3,384	$4,608
* Excludes fully guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Asset quality trends continued to improve during the quarter, with credit performance reflecting increasing stability across the portfolio. Feedback from commercial customers and ongoing engagement by relationship managers indicates business sentiment remains constructive, while consumer credit fundamentals remain healthy. Consumer spending patterns across Regions' customer base were generally consistent with recent trends, and employment conditions remain supportive. While these trends remain favorable, the company continues to closely monitor economic uncertainty and portfolios with heightened risk or interest rate sensitivity.

Net charge-offs were $102 million or an annualized 42 basis points of average loans, representing a 12 basis point decrease compared to the first quarter of 2026. Business services criticized and total non-performing loans both declined during the quarter. The ratio of non-performing loans as a percentage of total loans declined 4 basis points to 0.67 percent, and the ratio of business services criticized loans as a percentage of total business loans declined 14 basis points to 5.01 percent.

High-quality loan growth modestly increased the allowance, but that increase was offset by progress in resolving loans within previously identified portfolios of interest and continued improvement in underlying credit metrics. As a result, the allowance for credit losses declined $34 million driving a 5 basis point reduction in the allowance ratio to 1.63 percent, while coverage of non-performing loans increased to 241 percent.

Capital and liquidity

	As of and for Quarter Ended
	6/30/2026	3/31/2026	6/30/2025
Common Equity Tier 1 ratio(2)	10.7%	10.7%	10.8%
Common equity Tier 1 ratio (incl. AOCI) (non-GAAP)(1)(2)	9.5%	9.4%	9.3%
Tier 1 capital ratio(2)	11.8%	11.8%	11.9%
Total shareholders' equity to total assets	11.68%	11.68%	11.72%
Tangible common shareholders’ equity to tangible assets (non-GAAP)(1)	7.55%	7.54%	7.52%
Common book value per share	$20.48	$20.39	$19.35
Tangible common book value per share (non-GAAP)(1)	$13.78	$13.69	$12.91
Loans, net of unearned income, to total deposits	75.9%	74.3%	73.9%

Regions maintained a strong capital position in the second quarter with estimated capital ratios remaining well above current regulatory requirements. At quarter-end, the Common Equity Tier 1 (CET1)(2) and Tier 1 capital(2) ratios were estimated at 10.7 percent and 11.8 percent respectively. Including the impacts of accumulated other comprehensive income, CET1(1)(2) was estimated at 9.5 percent.

During the second quarter, the company repurchased approximately 2.1 million shares of common stock for a total of $59 million through open-market purchases and declared $226 million in dividends to common shareholders. Earlier this week, the Board of Directors declared a quarterly common stock dividend of $0.30 per share, representing a 13 percent increase over the previous quarter and a continuation of Regions' history of strong dividend growth. Over the past 10 years, Regions has increased its common stock dividend 16 percent on a compound annual growth rate basis, ranking within the top quartile among the company's peer group.

Tangible common book value per share(1) ended the quarter at $13.78, a 7 percent increase year-over-year.

The company's liquidity position also remained robust with total available liquidity as of June 30, 2026, of approximately $69 billion, which includes cash held at the Federal Reserve, FHLB borrowing capacity, unencumbered securities, and capacity at the Federal Reserve's facilities such as the Discount Window or Standing Repo Operations. These sources are sufficient to cover uninsured deposits at a ratio of approximately 181 percent as of quarter-end (excluding intercompany and secured deposits).

(1) Non-GAAP; refer to reconciliations on pages 13 17, 18, 19 and 20 of the financial supplement to this earnings release included as Exhibit 99.2 to the company's Current Report on Form 8-K that was furnished to the SEC on Jul. 17, 2026.
(2) Current quarter Common Equity Tier 1 and Tier 1 capital ratios are estimated.

Conference Call
The company will hold a live audio webcast to discuss second quarter 2026 results on July 17, 2026 at 10 a.m. ET. To access this live audio webcast, visit the Investor Relations page at ir.regions.com. An archived recording of the webcast will be available at the Investor Relations page at ir.regions.com following the live event.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $161 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,200 banking offices and more than 1,750 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release and the accompanying earnings call may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, the company, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms, expressions, and graphics often signify forward-looking statements. Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future, they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Our businesses have been, and may continue to be, adversely affected by conditions in the financial markets and economic conditions generally.
•Fluctuations in market interest rates, including the level and shape of the yield curve, may adversely affect our performance.
•If we experience greater credit losses in our loan portfolios than anticipated, our earnings may be materially adversely affected.
•Any future reductions in our credit ratings may increase our funding costs and place limitations on business activities.
•Changes in the soundness of other financial institutions could adversely affect us.
•We may suffer losses if the value of collateral declines in stressed market conditions.
•Ineffective liquidity management could adversely affect our financial results and condition.
•Loss of deposits or a change in deposit mix could increase our funding costs.
•We rely on the mortgage secondary market to manage various risks.
•We are at risk of a variety of systems failures or errors and cyber-attacks or other similar incidents that could adversely affect customer experience and our business and financial performance.
•We are subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding privacy and cybersecurity, which could increase the cost of doing business, compliance risks and potential liability.
•We will continually encounter technological change and must effectively anticipate, develop and implement new technology.
•The development and use of AI presents risks and challenges that may adversely impact our business.
•Industry competition, including competition from decentralized finance platforms, cryptocurrencies and blockchain technologies could disrupt our business model and adversely affect our revenues, market share or liquidity.
•Our operations are concentrated primarily in the South, Midwest and Texas, and adverse changes in the economic conditions in this region can adversely affect our financial results and condition.
•Weakness in the residential real estate markets could adversely affect our performance.
•Weakness in the commercial real estate markets could adversely affect our performance.
•Risks associated with home equity products where we are in a second lien position could adversely affect our performance.
•Weakness in commodity businesses could adversely affect our performance.
•An outbreak or escalation of hostilities between countries or within a country or region could have a material adverse effect on the U.S. economy and on our businesses.
•We are subject to a variety of operational risks, including the risk of fraud or theft by internal or external parties, which may adversely affect our business and results of operations.
•We rely on other companies to provide key components of our business infrastructure.
•We depend on the accuracy and completeness of information about clients and counterparties.
•We are exposed to risk of environmental liability when we take title to property.
•We can be negatively affected if we fail to identify and address operational risks associated with the introduction of or changes to products, services and delivery platforms.
•Enhanced regulatory and other standards for the oversight of vendors and other service providers can result in higher costs and other potential exposures.
•We are, and may in the future be, subject to claims and litigation calling into question our right to use the intellectual property underlying certain technology in our business.
•Weather-related events, pandemics and other natural or man-made disasters could cause a disruption in our operations or lead to other consequences that could adversely impact our financial results and condition. These impacts could be intensified by climate change. Heightening focus on climate change may also carry transition risks that could negatively impact our results of operations and financial condition.
•We are subject to sociopolitical risks that could adversely affect our business, reputation and the trading price of our common stock.

•Damage to our reputation could significantly harm our businesses.
•We are, and may in the future be, subject to litigation, investigations and governmental proceedings that may result in liabilities adversely affecting our financial condition, business or results of operations or in reputational harm.
•We are subject to extensive governmental regulation, which could have an adverse impact on our operations and our business model.
•We are subject to a variety of risks in connection with any sale of loans we may conduct.
•We may be subject to more stringent capital and liquidity requirements.
•Rulemaking changes and regulatory initiatives implemented by the CFPB may result in higher regulatory and compliance costs that may adversely affect our results of operations.
•We are subject to numerous laws designed to protect consumers, including the CRA and fair lending laws, and a failure to comply with these laws could lead to a wide variety of penalties and other sanctions.
•We may not be able to complete future acquisitions, may not be successful in realizing the benefits of any future acquisitions that are completed or may choose not to pursue acquisition opportunities we might find beneficial.
•Increases in FDIC insurance assessments may adversely affect our earnings.
•Unfavorable results from ongoing stress analyses may adversely affect our ability to retain customers or compete for new business opportunities.
•We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.
•We may not pay dividends on shares of our capital stock.
•Anti-takeover and banking laws and certain agreements and charter provisions may adversely affect share value.
•Our amended and restated by-laws designate (i) the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders and (ii) the federal district courts of the United States as the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with our company or our company’s directors, officers or other employees.
•We face substantial legal and operational risks in our safeguarding and other processing of personal information.
•Differences in regulation can affect our ability to compete effectively.
•Our businesses may be adversely affected if we are unable to hire and retain qualified employees.
•Our operations rely on our ability, and the ability of key external parties, to maintain appropriately staffed workforces, and on the competence, trustworthiness, health and safety of employees.
•Our reported financial results depend on management’s selection of accounting methods and certain assumptions and estimates.
•If the models that we use in our business perform poorly or provide inadequate information, our business or results of operations may be adversely affected.
•Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2025 and in Regions’ subsequent filings with the SEC.
You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Regions’ Investor Relations contact is Tom Speir at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.
Use of Non-GAAP Financial Measures
Management uses pre-tax pre-provision income (non-GAAP), adjusted pre-tax pre-provision income (non-GAAP), the adjusted efficiency ratio (non-GAAP), the adjusted fee income ratio (non-GAAP), return on average tangible common shareholders' equity (non-GAAP), adjusted return on average tangible common shareholders' equity (non-GAAP), common equity Tier 1 ratio (inclusive of AOCI) (non-GAAP), as well as adjusted net income available to common shareholders (non-GAAP) and adjusted diluted EPS (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Net income available to common shareholders (GAAP) is presented excluding certain adjustments, net of tax, to arrive at adjusted net income available to common shareholders (non-GAAP), which is the numerator for adjusted diluted EPS (non-GAAP). Return on average tangible common shareholders' equity (non-GAAP) is calculated by dividing net income available to common shareholders (GAAP) by the average tangible common shareholders’ equity (non-GAAP). Net income available to common shareholders (GAAP) is presented excluding certain adjustments, net of tax, to arrive at adjusted net income available to common shareholders (non-GAAP), which is the numerator for adjusted return on average tangible common shareholders’ equity. Adjusted return on average tangible common shareholders' equity is calculated by dividing the adjusted net income available to common shareholders (non-GAAP) by the average tangible common shareholders’ equity (non-GAAP). Adjusted common equity Tier 1 ratio (non-GAAP) is calculated by dividing the adjusted common equity tier 1 (non-GAAP), which is arrived at by excluding the AOCI loss on securities and AOCI loss on defined benefit pension plans and other post employment benefits from common equity Tier 1, by the company’s total risk-weighted assets (GAAP).

Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as that applied by management. Tangible common book value per share is calculated by dividing tangible common shareholders' equity (non-GAAP) by tangible assets (non-GAAP). The numerator for tangible book value per share (non-GAAP), tangible common shareholders' equity (non-GAAP), is calculated by excluding intangible assets and the deferred tax liability related to intangible assets from common shareholders' equity (GAAP). The denominator for tangible book value per share (non-GAAP), tangible assets (non-GAAP), is calculated by excluding intangible assets and the deferred tax liability related to intangible assets from total assets (non-GAAP).

Tangible common shareholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common shareholders’ equity measure. Because tangible common shareholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common shareholders’ equity to tangible assets, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders. Additionally, our non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies and there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculations of non-GAAP financial measures presented herein.

Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation
See the company's Financial Supplement, included as Exhibit 99.2 to the company's Current Report on Form 8-K furnished to the Securities and Exchange Commission on July 17, 2026, for reconciliations of and additional information regarding the company's non-GAAP financial measures.